Exhibit 10.6

Date: _________________
Re:    20__ Independent Director Restricted Share Award
Name: _______________________

    As consideration for your valuable services as an independent director (a “Director”) serving on the board of directors (the “Board”) of Patrick Industries, Inc. (the "Company"), and per the Restricted Stock section of the Patrick Industries, Inc. Omnibus Incentive Plan, you are hereby granted an award (this “Share Award”) of ______shares of the Company's common stock, fully paid and non-assessable (the “Shares”). Concurrently with this letter, the Company has registered, in book entry form, the Shares in your name. You shall have all the rights of a shareholder with respect to the Shares, including the right to vote and to receive all dividends or other distributions paid or made with respect to the Shares. However, at any and all times prior to ______, 20__, the Shares (and any securities of the Company which may be issued with respect to such Shares by virtue of any stock split, combination, stock dividend or recapitalization) shall be subject to the following limitations (the “Restrictions”):
(i) Unless and until the date of a Change in Control, your death, Disability or Retirement (as such terms are defined below), you are not permitted to sell, exchange, assign, transfer, dispose or otherwise direct the sale, exchange, assignment, transfer, or disposition of the Shares.
A “Change in Control” shall have the meaning set forth in Exhibit A attached hereto and incorporated herein.
“Disability” means a qualified disability pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
“Retirement” means retirement as a Director from the Board at any time (a) at or after age 65, or (b) otherwise with the consent of the Board.
(ii) In the event of your termination as a Director from the Board, in accordance with the Company’s by-laws, prior to ______, 20__, for any reason, including, but not limited to, your resignation or discharge with or without cause (excepting in the case of your death, Disability or Retirement), all of the Shares then subject to the above Restrictions shall be forfeited, and transferred to the Company without consideration to you, your executor, administrator, personal representative or heirs (the “Representative”).
    Subject to paragraph (ii) herein, the Restrictions on the Shares shall lapse and have no further force or effect and the Shares on _______, 20__ and the Shares shall be delivered by the Company to you or your Representative in the same manner in which they were registered. This Share Award has been reported to the SEC on a Form 4 and you will receive a copy of such Form 4 separately via email for your records.
    Please be aware that this Share Award will require you to recognize additional compensation income for federal income tax purposes since this Share Award is being granted in connection with your performance of services as a Director. However, since the Shares issued with this Share Award are non-transferable and subject to forfeiture pursuant to paragraph (ii) above prior to ______, 20__, your recognition of income will be deferred until the first date upon which the Shares are either freely transferable or are no longer subject to forfeiture. Specifically, you will not recognize any income in connection with this Share Award until the Restrictions lapse on _____, 20__, or, if earlier, upon a Change in Control or your termination from the Board resulting from your death, Disability, or Retirement (a “Compensation Event”). The amount of recognizable income will equal the fair market value of the awarded Shares at the time of the Compensation Event; and any appreciation subsequent to a Compensation Event will be eligible for capital gains treatment when you ultimately dispose of the Shares. Please note that you will not be treated as the tax owner of the Shares prior to a Compensation Event. As a result, any dividends paid to you with respect to such Shares prior to a Compensation Event will be taxable to you as additional compensation income.
    Notwithstanding anything otherwise provided herein, you may make an election under Section 83(b) of the Internal Revenue Code of 1986 (an “83(b) Election”) to be taxed in federal income tax year 20__, the year of Share issuance, rather than federal income tax year 20__. If you make an 83(b) Election, you will recognize ordinary income in 20__ in an amount equal to the fair market value of the Shares ($______ which is based on the closing price of $__.__ per share) on _____, 20__ (the “Grant Date”); future appreciation will be eligible for capital gains treatment when you ultimately dispose of the Shares. Should you choose, you must make your 83(b) Election within 30 days after the Grant Date, but not later than ________, 20__. If you make an 83(b) Election, no additional tax consequences will result upon the lapse of the Restrictions. However, if you make an 83(b) Election and subsequently forfeit the Share Award, you will not be entitled to recoupment or reimbursement of any taxes paid in connection with an 83(b) Election. You will receive, via email, a sample letter to the IRS and the Form of Election to be used should you choose to make an 83(b) Election. To reiterate, any 83(b) Election must be made before _____,20__. The Company provides no tax advice or guidance attributable to this Share Award. YOU ARE ENCOURAGED TO CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING AN 83(b) ELECTION OR ANY TAX MATTERS ATTRIBUTABLE TO THIS SHARE AWARD.
    Please contact _____________________or ____ with any questions you may have regarding this Share Award and to arrange for the exchange of further documentation relative to this Share Award.

                            Sincerely,
                            PATRICK INDUSTRIES, INC.

                            By: ______________________________
                            Its: _______________________________

EXHIBIT A

A "Change in Control" shall be deemed to have occurred if (i) during any period of two consecutive years individuals who at the beginning of the two-year period were members of the Board cease for any reason to constitute at least a majority of the Board (individuals with such two years of service being the “Continuing Directors”), (ii) there shall be consummated (A) any consolidation, merger, or reorganization of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities, or other property, other than a consolidation, merger, or reorganization of the Company in which the holders of capital stock of all classes of the Company (including Common Stock) immediately prior to the transaction have, directly or indirectly, an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any such transaction with entities in which the holders of the Company’s then outstanding capital stock of all classes, directly or indirectly, have an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of such entities immediately after the transaction, (iii) a change occurs of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, promulgated under the Exchange Act or any successor disclosure item, or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that any occurrence described in (i) through (iii) approved by the affirmative vote of a majority of the Continuing Directors, shall not constitute a Change in Control to the extent so provided by the affirmative vote of a majority of those Continuing Directors.